Exhibit 10.02

EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of the 1st day of April 2019 by and between BANK OF GUAM, a Guam corporation (herein called the "Bank") and MARIA EUGENIA H. LEON GUERRERO, (herein called the "Executive Vice President") (herein called “Agreement”).

NOW, THEREFORE, in consideration of the mutual promises of the parties to the Agreement, it is hereby agreed as follows:

1.Employment.   Bank hereby designates and employs Executive Vice President, and Executive Vice President hereby accepts employment with Bank, as its Executive Vice President and Chief Operating Officer.

2.Term.   This Agreement shall be for a term commencing from April 1, 2019, and terminating on March 31, 2022.

3.Duties.   Executive Vice President shall be the Chief Operating Officer of the Bank, and shall, subject to the control of the Board of Directors of said Bank, have general supervision, direction and control of the business and affairs of the Bank.  Executive Vice President shall have the general powers and duties of management usually vested in the office of the Executive Vice President of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors of the Bank, or the By-Laws.  In connection therewith, upon direction of the Board of Directors, Executive Vice President shall make necessary and reasonable business trips for which she will be reimbursed or expenses will be provided in accordance with such regulations as may be established by the Board of Directors.  Included herewith shall be trips to visit with officials of correspondent banks and technical seminars as may be available.

4.Extent of Services.   Executive Vice President shall devote her full time, attention and energy to the business of Bank and shall not, during the term of this Agreement, be engaged in any other business activities, unless such activities are reasonably determined by the Board of Directors of Bank not to be in competition or in conflict with the commercial banking business of Bank.

5.Termination of Employment. Executive Vice President’s employment hereunder may be terminated by either the Bank or the Executive Vice President at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 60 days advance written notice of any termination of the Executive Vice President’s employment. Upon termination of the Executive Vice President’s employment during the term of this Agreement, the Executive Vice President shall be entitled to the compensation and benefits described below and shall have no further rights to any compensation or any other benefits from the Bank or any of its affiliates.

(a)If the Executive Vice President’s employment is terminated by the Bank for Cause, by the Executive Vice President without Good Reason or upon the Executive Vice President’s death, the Executive Vice President shall be entitled to receive (i) accrued but unpaid Base Compensation which shall be paid on the pay date immediately following the termination date in accordance with the Bank’s customary payroll procedures, (ii) reimbursement for unreimbursed business expenses properly incurred by the Executive Vice President and (iii) such employee benefits, if any, as to which the Executive Vice President may be entitled under the Bank’s employee benefit plans, including the Survivor Income Plan and the SERP (items (i) through (iii) are referred to collectively as the "Accrued Amounts").

(b)If the Executive Vice President’s employment is terminated by the Bank without Cause or by the Executive Vice President for Good Reason, the Executive Vice President shall be entitled to receive (i) the Accrued Amounts and (ii) the Adjusted Base Compensation, together with all Incentive Bonuses, for the remainder of the term of this Agreement.

(c)For purposes of this Agreement, "Cause" shall mean: (i) the Executive Vice President’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the Executive Vice President’s willful failure to comply with any valid and legal directive of the Board of Directors or any material policy of the Bank; (iii) the Executive Vice President’s willful engagement in dishonesty, illegal conduct, or gross misconduct which is, in each case, injurious to the Bank or its affiliates; (iv) the Executive Vice President’s embezzlement, misappropriation, or fraud, whether or not related to the Executive Vice Executive's employment with the Bank; (v) the Executive Vice President’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent); or (vi) the Executive Vice President’s material breach of any material obligation under this Agreement or any other written agreement between the Executive Vice President and the Bank or its affiliates.

(d)For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following during the term of this Agreement, in each case without the Executive Vice President’s written consent: (i) a material reduction in the Executive Vice President’s Base Compensation; (ii) a material reduction in the Executive Vice President’s Incentive Bonus opportunity; (iii) a relocation of the Executive Vice President’s principal place of employment by more than 100 miles; (iv) a material breach by the Bank of any material provision of this Agreement or any material provision of any other agreement between the Executive Vice President and the Bank or its affiliates; or (vii) a material, adverse change in the Executive Vice President’s title or authority (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law). The Executive Vice President cannot terminate his employment for Good Reason unless he has provided written notice to the Bank of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Bank has had at least 30 days from the date on which such notice is provided to cure such circumstances.

6.Base Compensation.   As regular compensation for Executive Vice President's services hereunder, Bank shall pay Executive Vice President an annual base salary of Two Hundred Fifty Thousand Dollars and 00/100 ($250,000.00) during each year of the term hereof, payable in equal installments not less frequently than bi-weekly (herein called "Base Compensation").

7.Adjustments to Base Compensation.   The Base Compensation shall be adjusted annually to reflect the increase, if any, in the cost-of-living by adding thereto an amount obtained by multiplying the Base Compensation by the percentage of which the level of the Consumer Price Index for the United States has increased over its level as of the date of commencement of the term of Agreement (herein called, together with Base Compensation, the "Adjusted Base Compensation").

Following the end of each year of this Agreement and within thirty (30) days after the release of the United States Bureau of Labor Statistics of the figures for such year, Bank shall pay to the Executive Vice President the amount of any additional compensation to which she is entitled as a result of such cost-of-living adjustment.

8.Incentive Bonus.   As an incentive to Executive Vice President for her continuing services and contributions to the growth and profitability of Bank, Executive Vice President shall be paid, in addition to her Adjusted Base Compensation, an Incentive Bonus as follows:

(a)Subject to the quarterly adjustments at Section 9 below, an amount equal to two percent (2%) of current net profits of the Bank after taxes or Two Hundred and Fifty Thousand Dollars ($250,000.00) whichever is less.  However such Incentive Bonus is subject to a minimum payment of $50,000 per year after all quarterly adjustments are computed pursuant to Section 9 below. The maximum amount shall be subject to review by the Board of Directors of Bank annually and appropriate adjustments shall then be made.

(b)The Incentive Bonus shall be computed and payable quarterly, within fifteen (15) days following each quarter except that each of the first quarterly payments of the Incentive Bonus shall be subject to adjustment, either increase or decrease, depending on the Bank’s final audited financial statements of the preceding year by the Bank’s independent accountants.

9.Adjustments to Bonus.   On an annual basis, the Executive Vice President shall submit an annual budget and strategic plan to the Board.  Based upon the criteria contained within the budget and strategic plan, the Incentive Bonus of the Executive Vice President shall be adjusted on a quarterly basis as follows:

(a)If the then current Return on Equity (ROE) of the Bank is 5 basis points or more below the preceding three-year average ROE of the Bank, then the Incentive Bonus shall be reduced by five percent (5%); if such ROE is 10 basis points or more below the preceding three-year average ROE of the Bank, then the Incentive Bonus shall be reduced by fifteen percent (15%); if such ROE is 20 basis points or more below the preceding three-year average ROE of the Bank, then the Incentive Bonus shall be reduced by twenty-five percent (25%);

(b)If the then current Return on Assets (ROA) of the Bank is 25 basis points or more below the Bank’s peer group as published in the Federal Deposit Insurance Corporation’s (FDIC) Uniform Bank Performance Report, then the Incentive Bonus shall be reduced by five percent (5%); if such ROA is 30 basis points or more below peer group, then the Incentive Bonus shall be reduced by fifteen percent (15%); if  such ROA is 40 basis points or more below peer group, then the Incentive Bonus shall be reduced by twenty-five percent (25%);

(c)If the ratio of the then current Total Adversely Classified  Assets of the Bank to Tier 1 Capital and Allowance for Loan and Lease Losses is greater than or equal to twenty-six percent (26%), then the Incentive Bonus shall be reduced by five percent (5%); if such ratio is greater than or equal to thirty-five percent (35%), then the Incentive Bonus shall be reduced by fifteen percent (15%); if such ratio is greater than or equal to forty percent (40%), then the Incentive Bonus shall be reduced by twenty-five percent (25%).  If, however, if the ratio of the then current Total Adversely Classified Items to Tier 1 Capital and Allowance for Loan Lease Losses is eighteen percent (18%) and below, then the Incentive Bonus shall be increased by twelve and a half percent (12.5%); if such ratio is twenty percent (20%) and below, then an increase of 10%, if such ratio is twenty three percent (23%) and below, an increase by 5%;

(d)The Incentive Bonus shall be adjusted as follows based on the Bank’s quarterly Efficiency Ratio:

If such ratio is:	Incentive Bonus adjustment:

68% or lower	Increase of 10%
69%	Increase of 5%
70%	No adjustment
71%	Reduction of 5%
72%	Reduction of 15%
73% or more	Reduction of 25%

For purposes of this Section 8, the ROA, ROE, Total Adversely Classified Items to Tier 1 Capital, Allowance for Loan and Lease Losses and Efficiency Ratio shall all be derived from any report of management submitted to the Board of Directors at the Board Meeting immediately preceding the date of any adjustment.  If any dispute arises as to the calculations of any of such figures, the Compensation Committee, subject to Board approval, shall make the sole determination of such figures using whatever resources the Committee shall deem reasonably necessary.  Attached to this Agreement and made a part hereof by this reference as Exhibit A, is a worksheet, which shall be used by the Bank to calculate the Incentive Bonus of the Executive Vice President.

10.Other Compensation or Benefits.   In addition to the Adjusted Base Compensation and Incentive Bonus and any other compensation provided hereunder, Bank shall provide Executive Vice President with the following:

(a)A five-week vacation, at full pay;

(b)A health insurance, an accident insurance and disability insurance of a type and in an amount generally made available by Bank to its executive employees, at Bank's sole cost and expense;

(c)A group term life insurance that is generally available to Bank's executive employees, at Bank's sole expense and cost;

(d)A motor vehicle, at Bank's sole cost and expense, together with comprehensive insurance including public liability, in amounts not less than the amount required by law.  All reasonable operating expenses shall be paid by Bank; and

(e)A Survivor Income Plan with a death benefit of $1,060,606.00 that is or will be made generally available to Bank's executive employees, at Bank's sole expense and cost.

11.Business Expenses.   Bank shall pay or reimburse Executive Vice President upon submission of an itemized account by her for all reasonable business expenses incurred by Executive Vice President in promoting, pursuing or otherwise furthering the business of Bank, including, but not limited to expenses for travel, meals, hotel accommodations, entertainment, gifts and the like.

12.Payments Following Disability.   Upon the permanent disability of the Executive Vice President, Bank shall pay to the Executive Vice President, or her assigns, the Adjusted Base Compensation, together with all Incentive Bonuses, for the remainder of the term of this Contract.

13.Successors and Assigns.   This Agreement and all the terms and conditions hereof shall be binding upon and inure to the benefit of the Bank, including any successor entity to Bank by liquidation, merger, consolidation, reorganization, sale of assets or otherwise, and to the Executive Vice President, and when applicable, to her heirs, successors and assigns.

14.Retirement Plans.   Employee may participate in any retirement plan of Bank and to receive payments thereunder which includes a Supplemental Executive Retirement Plan (“SERP”) which pays out for a period of 15 years the amount of $100,000 per annum after 10 years from the date of SERP contract, at the Bank’s sole expense and cost, which benefit is generally made available to the Bank’s executive employees, as described in the attached Exhibit B.

15.Non-Assumption.   The services to be performed by Executive Vice President under this Agreement are personal to her, and may not be assumed by any other party except with Bank's prior written consent.

16.Entire Agreement.   The making and execution of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those expressed herein.  This Agreement embodies the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, unless specifically referred to herein by reference.

17.Amendments.   This Agreement and any term hereof may be changed, waived, discharged, or terminated only by an instrument in writing signed by the party against whom enforcement of such change, waiver, discharge or termination is or would be sought and without the necessity of additional consideration.

18.Notices.   All communications and notices hereunder shall be deemed to have been properly given or served for all purposes when personally delivered to the party to whom it is directed, or in lieu of such personal service, if received by certified or registered United States mail, postage prepaid, at the following addresses:

If to Bank at:	P.O. Box BW
Hagatna, Guam 96910

If to Executive Vice President at:	181 Jose Q. Pangelinan St. Yona, Guam 96915

Either party may change the address provided above by giving written notice of such change to the other party as herein provided.

19.Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of the prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

20.Law.   This Agreement shall be governed under and construed in accordance with the law of Guam.

21.Attorney's Fees.   In the event of any action, suit or proceeding brought under or in connection with this Agreement, the prevailing party therein shall be entitled to recover, and the other party thereto agrees to pay, costs and expenses in connection therewith including reasonable attorney's fees, disbursements and expenses.

22.Board Approval.   This Contract is made pursuant to the Resolution of the Board of Directors adopted unanimously at its regular monthly meeting on March 25, 2019.

23.Headings.   The headings of the sections of this Agreement have been included for convenience of reference only and shall in no way restrict or modify any of the terms or provisions thereof.

24.Compliance with Section 409A.   The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), to the extent applicable, and this Agreement be interpreted and administered to be in compliance with Section 409A. Notwithstanding anything in this Agreement to the contrary, the Executive Vice President shall not be considered to have terminated employment with the Bank for purposes of any payments under this Agreement which are subject to Section 409A until the Executive Vice President would be considered to have a “separation from service” from the Bank within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Executive Vice and the Bank during the six (6) month period immediately following the Executive Vice President’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Executive Vice President’s separation from service. The Bank makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A. The Executive Vice President shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by the Executive Vice President on account of non-compliance with Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above mentioned.

BANK OF GUAM, a Guam corporation
(herein called the "Bank")

By:	/s/ ROGER P. CROUTHAMEL
ROGER P. CROUTHAMEL
Its Authorized Representative

/s/ MARIA E. H. LEON GUERRERO
MARIA E. H. LEON GUERRERO
(herein called the "Executive Vice President")

Executive Contracts							EXHIBIT A
Period Calculated:
Process Date:			Incentive Parameters		Reduce Total Incentive by:
Net Income		Bonus	ROE	>last 3 year avg.	>or=5bps below G7 reduce by 5%	>or=10bps below G7 reduce by 15%	>or=20bps below G7 reduce by 25%
(Bonus =2.00% of Net Income)		-	ROA	>UBPR	>or=26bps below UPBR reduce by 5%	>or=30bps below UBPR reduce by 15%	>or=40bps below UBPR reduce by 25%
			Total Adversely Classified Items/Tier 1 Capital + ALLL greater than:	=/<25%	>or= 26% reduce by 5%	>or=35% reduce by 15%	>or=40% reduce by 25%
Parameters:	Actual	Reductions	Efficiency Ratio	=/< 70%	if 71% reduce by 5%	if 72% reduce by 15%	if 73% or more reduce by 25%
ROE	0.00%	-	(none reflected for 2018 in contract)
ROA	0.00%	-			Increase Total Incentive By:
	0		ROE
TACI/T1C+ALLL	0.00%	-	2018	0.00%
Efficiency Ratio	0.00%	-	2017	0.00%	<or=18% increase by 12.5%	<or=20% increase by 10%	<or=23% increase by 5%
			2016	0.00%	if 68% or lower increase by 10%	if 69% or lower increase by 5%
Total Reductions		-	Prior Three Year Average	0.00%
Total Bonus		-	UBPR ROA	0.00%
			Change upon Availability
1st Qtr Bonus
2nd Qtr Bonus			Net Profit
3rd Qtr Bonus			1st Qtr
4th Qtr Bonus			2nd Qtr
Total YTD		-	3rd Qtr
Bonus Minimum		$50,000	4th Qtr
Bonus Maximum		$250,000	Total Full Year	-

Clark consulting supplemental executive retirement plan (serp) with bank owned life insurance and survivor benefit plan for bank of guam february 28, 2011 presented by bill gardiner, clu 3415 ne 40th avenue portland, or 97212 (503) 227-3816 office (503) 539-8777 cell (503) 465-3830 fax exhibit b securities offered through clark securities, inc,.dba ccfs, inc. in texas member finra & sipc, dallas texas 75201. Ph: 800-999-3125

Clark consulting a supplemental executive retirement plan (serp), also known as salary continuation plan (scp), is essentially a defined benefit plan in which the employer agrees to pay a participant a future benefit in return for continued satisfactory job performance. A bank may choose to implement this type of benefit in order to recruit, retain or reward valuable executives. Unlike a 401(k) plan or pension plan, this is a nonqualified plan. Accordingly, the bank can selectively reward certain key individuals without regard to the non-discrimination and reporting requirements of qualified plans. This plan is also an unfunded plan which means there are no specific assets set aside by the bank in connection with the establishment of the plan. The participant has no rights under the plan beyond those of a general creditor of the bank. The plan is embodied in a written agreement between the bank and the individuals selected to participate in the plan. The agreement includes provisions which indicate the benefits to be provided at retirement or in the event of death, disability or termination of employment prior to retirement. Plan benefits the bank’s ability to recruit, retain and reward key decision makers is enhanced by the plan supplemental retirement income is provided for participating executives amounts awarded are not subject to federal income tax to the participants or heirs until received individual agreements specify the benefit amounts, payout duration, vesting and other terms bill gariner is a registered representatives of, and securities products and services are offered through clark securities inc. dbi ccfs inc. in texas. Dallas, tx 75201. Ph: 800-999-3125 member finra & sipc.